Exhibit 99.1

EESA §111(b)(4) Certification for First Fiscal Year

I, Michael J. Alley, certify, based on my knowledge, that:

(i) The compensation committee of Integra Bank Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending on December 31, 2009, with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Integra Bank Corporation;

(ii) The compensation committee of Integra Bank Corporation has identified and limited during the applicable period any features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Integra Bank Corporation and has limited those features to ensure that Integra Bank Corporation is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Integra Bank Corporation to enhance the compensation of an employee and has limited any such features;

(iv) The compensation committee of Integra Bank Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Integra Bank Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Integra Bank Corporation;

(B)	Employee compensation plans that unnecessarily expose Integra Bank Corporation to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Integra Bank Corporation to enhance the compensation of an employee;

(vi) Integra Bank Corporation has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Integra Bank Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the applicable period beginning;

(viii) Integra Bank Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix) The board of directors of Integra Bank Corporation has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury this policy has been provided to Treasury and its primary regulatory agency, and Integra Bank Corporation and its employees have complied with this policy during the applicable period and  any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) Integra Bank Corporation will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the applicable period;

(xi) Integra Bank Corporation will disclose the amount, nature, and justification for the offering during the applicable period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (vi);

(xii) Integra Bank Corporation will disclose whether Integra Bank Corporation, the board of directors of Integra Bank Corporation, or the compensation committee of Integra Bank Corporation has engaged during the applicable period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Integra Bank Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

(xiv) Integra Bank Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Integra Bank Corporation and Treasury, including any amendments;

(xv) Integra Bank Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensation employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification maybe punished by fine, imprisonment, or both. [See, for example, 18 U.S.C. 1001]

Date:  March 4, 2010

By:	/s/ Michael J. Alley
Michael J. Alley
Principal Executive Officer